Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (S-8 No. 333-110924) pertaining to the FleetBoston Financial Savings Plan of our report dated June 27, 2005, with respect to the financial statements of the FleetBoston Financial Saving Plan included in this Annual Report (Form 11-K) as of December 31, 2004 and for the year then ended.

/s/ UHY LLP

Boston, Massachusetts

June 29, 2005